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                  EXHIBIT 11: COMPUTATION OF PER SHARE EARNINGS


                                                                        YEAR ENDED AUGUST 31
                                                                        1998             1997
                                                                     (In Thousands Except Per
                                                                            Share Data)
Primary
   Average shares outstanding                                            7,824       8,076
Net effect of dilutive stock options and warrants
     based on the treasury stock method using average market price          --          --

Total                                                                    7,824       8,076

Net income                                                              $1,768      $3,433
Per share amount                                                        $ 0.23      $ 0.43

Fully diluted
Average shares outstanding                                               7,824       8,076
Net effect of dilutive stock options and warrants
     based on the treasury stock method using the
     year-end market price                                                 841         639
Total                                                                    8,665       8,715
Per share amount                                                        $ 0.20      $ 0.39
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